AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") is made and entered into this 1st day of January, 2000, by and between PACJ, Inc., a Delaware corporation ("PACJ"), and JPS Automotive L.P., a Delaware limited partnership ("JPS Automotive").

                              W I T N E S S E T H :

         WHEREAS, PACJ is a corporation duly organized and existing under the laws of the State of Delaware;

         WHEREAS, JPS Automotive is a limited partnership formed and existing under the laws of the State of Delaware;

         WHEREAS, on the date of this Merger Agreement, PACJ has authority to issue 1,500 shares of common stock, without par value per share (the "Delaware Common Stock"), of which 1,500 shares are issued and outstanding and held by Collins & Aikman Products Co. ("Parent");

         WHEREAS, on the date of this Merger Agreement, PACJ is the general partner of JPS Automotive (the "General Partner") and the owner of a .0001% general partnership interest in JPS Automotive, and Parent owns the remaining 99.9999% limited partnership interest in JPS Automotive.

         WHEREAS, the Board of Directors of PACJ, acting on its own behalf and as the General Partner of JPS Automotive, have determined that it is advisable and to the advantage of such companies and their respective owners that JPS Automotive merge with and into PACJ upon the terms and conditions herein provided; and

         WHEREAS, the Board of Directors of PACJ, acting on its own behalf and as the General Partner of JPS Automotive, have approved this Merger Agreement and have directed that this

Merger Agreement be submitted to a vote of their respective stockholders or partners, as the case may be.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, PACJ and JPS Automotive hereby adopt the plan of reorganization encompassed by this Merger Agreement and hereby agree to merge as follows:

         1. Merger. JPS Automotive shall be merged with and into PACJ, and PACJ shall survive the merger (the "Merger"), effective upon the date this Merger Agreement is made effective in accordance with Delaware law (the "Effective Date").

         2. Directors, Officers and Governing Documents. The directors of PACJ immediately preceding the Effective Date shall remain the directors of PACJ on and after the Effective Date, to serve until the next annual meeting of the stockholders, and until their successors are elected and qualified. The officers of PACJ immediately preceding the Effective Date shall remain the officers of PACJ on and after the Effective Date, to serve for the terms provided by law or in the Bylaws. The Certificate of Incorporation of PACJ shall be amended in the Merger by amending Article FIRST thereof to read as follows:

            "FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is JPS Automotive, Inc."

and as so amended shall be the Certificate of Incorporation of PACJ as the surviving corporation until further amended in accordance with the provisions thereof and applicable law. The Bylaws of PACJ, as in effect on the Effective Date, shall continue to be the Bylaws of PACJ as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.


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

         3. Succession. On the Effective Date, PACJ shall succeed to all of the rights, privileges, powers and property including without limitation all rights, privileges, franchises and other assets of every kind and description, of PACJ in the manner provided by and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act.

         4. Assumption of Indenture and Senior Notes. PACJ hereby assumes, effective upon and conditioned upon the effectiveness of the Merger, all of the obligations of JPS Automotive under the Indenture, dated as of June 28, 1994, between JPS Automotive, JPS Automotive Products Corp. and State Street Bank and Trust Company, as successor Trustee and under the Senior Notes issued pursuant to the Indenture and hereby agrees to execute a Supplemental Indenture and any other documents necessary or appropriate in connection therewith.

         5. Further Assurances. From time to time, as and when required by PACJ or by its successors and assigns, there shall be executed and delivered on behalf of JPS Automotive such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise, in PACJ the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of JPS Automotive, and otherwise to carry out the purposes of this Merger Agreement, and the directors and officers of PACJ are fully authorized in the name and on behalf of JPS Automotive or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         6. JPS Automotive Partnership Interests. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, the partnership interests in JPS

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Automotive held by Parent and PACJ shall not be converted in the Merger and shall be canceled without any payment being made thereon.

         7. Common Stock of PACJ. Each share of Delaware Common Stock issued and outstanding on the effective date shall continue to be outstanding after the Merger and shall be unaffected thereby.

         8. Amendment. At any time before or after approval by the partners of JPS Automotive or the stockholders of PACJ, this Merger Agreement may be amended in any manner (except to the extent that any such amendment may not, pursuant to applicable law, be made without the approval of the partners of JPS Automotive or the stockholders of PACJ) as may be determined in the judgment of the Board of Directors of PACJ and the General Partner of JPS Automotive to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

         9. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of PACJ or the General Partner of JPS Automotive or both, notwithstanding the approval of this Merger Agreement by the shareholders of PACJ or the partners of JPS Automotive or both.

         10. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.



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

         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of PACJ and of the General Partner of JPS Automotive, is hereby executed on behalf of such companies by their respective officers thereunto duly authorized.


                                         PACJ, INC.,
                                         a Delaware corporation



                                         By: /s/ Eugene A. White
                                             --------------------------------



                                         JPS AUTOMOTIVE L.P.
                                         a Delaware limited partnership
                                         By:  PACJ, Inc., its general partner



                                         By: /s/ Eugene A. White
                                             --------------------------------


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